November 15, 2021
Kelly Strategic ETF Trust
7887 East Belleview Avenue, Suite 1100
Denver, Colorado 80111

Ladies and Gentlemen:

We have acted as counsel for Kelly Strategic ETF Trust (the “Trust”) in connection with the offer by the Trust of an unlimited number of shares of beneficial interest of the Trust. We have participated in the preparation of Pre-Effective Amendment No. 2 to the Trust's Registration Statement (the “Registration Statement”) on Form N-1A relating to the shares of beneficial interest of the Kelly E-Commerce & Logistics Sector ETF, Kelly Fintech & Digital Payments Sector ETF, Kelly Internet of Things Technology ETF, Kelly Hotel & Lodging Sector ETF, Kelly Residential & Apartment Real Estate ETF, Kelly Technology & E-Commerce Real Estate ETF, and Kelly CRISPR & Gene Editing Technology ETF (the “Shares”) of the Trust to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (“1933 Act”), on or about November 15, 2021.

In so acting, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments, including the Amended and Restated Declaration of Trust of the Trust, dated October 1, 2021 (the “Declaration of Trust”), and have made such other investigations, as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We express no opinion herein as to any laws other than Chapter 38 of Title 12 of the Delaware Code Annotated, as amended, entitled “Treatment of Delaware Statutory Trusts” (the “Delaware Statutory Trust Act”) and the federal laws of the United States. We call to your attention that our opinion herein is based solely upon our examination of the Delaware Statutory Trust Act as currently in effect.

This letter expresses our opinion as to the provisions of the Trust's Declaration of Trust, but does not extend to the Delaware Uniform Securities Act, or to other state securities laws.

Based upon the foregoing and subject to the qualifications set forth herein, we hereby advise you that, in our opinion:

1.The Trust is validly existing as a statutory trust under the laws of the State of Delaware.

2.The Trust is authorized to issue an unlimited number of shares of beneficial interest, the Shares have been duly and validly authorized by all action of the Trustees of the Trust, and no action of the shareholders of the Trust is required in such connection.

3.The Shares, when issued in accordance with the Trust’s Declaration of Trust and by-laws, will be legally issued, fully paid and non-assessable by the Trust.

            We understand that this opinion is to be used in connection with the registration of the Shares for offering and sale pursuant to the 1933 Act. We consent to the filing of this

Kelly Strategic ETF Trust
November 15, 2021

opinion with and as a part of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder. We also hereby consent to the use of our name as legal counsel in the Registration Statement.

Very truly yours,

/s/ SULLIVAN & WORCESTER

SULLIVAN & WORCESTER LLP
EDS